SynCardia's products are approved for sale in the U.S. and Canada only. © SynCardia Systems, LLC. All rights reserved | www. SynCardia .com Picard Medical Inc. Proposed NYSE American Ticker: PMI Filed pursuant to Rule 433 of the Securities Act of 1933, as amended. Issuer Free Writing Prospectus dated July 18 , 2025, relating to Preliminary Prospectus dated July 11, 2025, Registration No. 333 - 286295

This Presentation contains statements that are “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 . Forward - looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “forecast,” “potential” or “continue” or the negative of such terms and other comparable terminology . These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict . Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward - looking statements due to numerous factors, risks, and uncertainties that could cause actual results to differ materially from such estimates or forecasts . You are cautioned not to unduly rely on such forward - looking statements when evaluating the information in this Presentation . Such forward - looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward - looking statement to reflect events or circumstances after the date of this Presentation . Forward - looking statements in this Presentation may include, for example, statements about : the initial public offering of the Company, including the expected timing, expected admission to the New York Stock Exchange ("NYSE"), the expected price per share of common stock in the offering, the Company's market position, including the belief that SynCardia is a leader in the total artificial heart ("TAH") market, the Company’s growth strategy, including strong expected sales growth and the factors driving such growth, future operations, financial position, estimated revenues and losses, projected capex, prospects and plans ; the Company’s strategic advantages and the impact those advantages will have on future financial and operational results ; the implementation, market acceptance, expected timing of patent and U . S . Food and Drug Administration (“FDA”) approvals, and success of the Company’s products ; the Company’s approach and goals with respect to research and development ; the Company’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others ; changes in applicable laws or regulations ; and the outcome of any known and unknown litigation and regulatory proceedings . Forward - Looking Statements SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 2

Neither the Company nor any of its subsidiaries, affiliates, representatives or advisors assumes any responsibility for or makes any representation or warranty (express or implied) as to, the reasonableness, completeness, accuracy or reliability of the estimates and information contained herein, which speak only as of the date identified on the cover page of this Presentation . The Company and its respective affiliates, representatives and advisors expressly disclaim any and all liability based, in whole or in part, on such information, errors therein or omissions therefrom . Neither the Company nor any of its respective affiliates, representatives or advisors intends to update or otherwise revise the estimates and other information contained herein to reflect circumstances existing after the date identified on the cover page of this Presentation to reflect the occurrence of future events even if any or all of the assumptions, judgments and estimates on which the information contained herein is based are shown to be in error, except as required by law . This Free Writing Prospectus relates to the proposed initial public offering of Picard Medical, Inc . (the "Company," "we," "us," "our . " We have filed the Registration Statement on Form S - 1 , as amended (File No . 333 - 286295 ), including the preliminary prospectus contained therein, with the U . S . Securities and Exchange Commission (the "SEC") for such proposed initial public offering to which this communication relates . Before you invest, you should read the preliminary prospectus included in the Registration Statement (including the risk factors described therein) and other documents that we have filed with the SEC in their entirety for more complete information about us and the offering . You may access these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of the Registration Statement, of which the preliminary prospectus forms a part . Forward - Looking Statements SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 3

Our Mission To pioneer the future of heart replacement by providing the world’s first Total Artificial Heart and developing the next - generation system as an alternative to transplantation SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved.

Market Leader: Global innovator in total artificial heart technology and a wholly owned subsidiary of Picard Medical, Inc. (Proposed NYSE American Ticker: PMI). Only FDA - Approved TAH: The SynCardia Total Artificial Heart (“STAH”) is the only commercially available total artificial heart approved by the FDA and Health Canada. Global Reach: Over 2,100 implants performed at hospitals across 27 countries. Potentially Life - Saving Technology: Replaces both ventricles and all four valves, providing immediate and complete cardiac output. Scalable Commercial Model: We intend to combine direct sales and distributor partnerships with full clinical and technical support to scale commercially SynCardia At - a - Glance SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 5 Source: SynCardia Systems, LLC

The Initial Public Offering Summary SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 6 Picard Medical, Inc. Issuer NYSE American Proposed Exchange PMI Proposed Ticker August 2025 Proposed IPO date $3.50 to $4.50 Proposed Price Range 68,074,145 Outstanding Shares prior to Offer Common Stock Share Type 4,250,000 1 Offering Shares 72,324,145 1 Outstanding Shares after Offering 180 Days Lock - up Period WestPark Capital, Inc. Uphorizon, LLC Sentinel Brokers Company, Inc. Underwriters (1) Not including 15% overallotment, as of July 11 ᵗʰ , 2025 Source: SynCardia Systems, LLC

Use of Proceeds 1 SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 7 Purpose Amount Category • R&D for our fully implantable system including early feasibility animal trials and additional design and engineering activities • Working capital, general operational, and corporate expenses ~$4.05M R&D, Product Development • Expand sales, marketing, and distribution capabilities • Support inventory growth • Broaden installed base of driver systems ~$0.5M Sales & Marketing • Capital contribution to our China subsidiary in connection with local distribution rights 2 ~$2.85M SynCardia Medical (Beijing), Inc. • Repayment of related - party loans used to fund working capital ~$2.0M Related Party Loans • Satisfy related party Senior Secured Notes ~$6M Senior Secured Notes (1) Estimated Net Proceeds: $15.1M (at $4.00/share offering price) (2) Funding to occur at the closing of the initial public offering. Source: SynCardia Systems, LLC

Driving Scalable Growth with an Experienced, Results - Focused Team SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 8 CEO Patrick NJ Schnegelsberg COO Matt Schuster CFO Bernard Skaggs Patrick has 25 years of executive leadership in the medical device sector and was appointed CEO in July 2023. He served as CEO of Syntach AB (2022 – 2023) and as COO and CEO of the Occlutech Group (2012 – 2021). He has also held C - level roles at MedTech and biotech start - ups in Europe and the U.S., including a U.S. - listed Biotech. Earlier in his career, Patrick held director - level positions on Wall Street. He conducted molecular biology research at MIT and holds degrees from Harvard Medical School and Clark University. He currently chairs the board of Acorai AB and previously served on the board of Scandinavian Real Heart. Patrick brings deep operational and strategic expertise in MedTech and Biotech. Matt was appointed Chief Operating Officer in November 2023. He previously served as SynCardia’s Director of Research and Development from May to November 2023. From 2021 to 2023, he held multiple roles at Roche, including Systems Development Lead and Staff Mechanical Engineer. Prior to that, he was SynCardia’s Director of Manufacturing and Facilities from 2018 to 2021. Matt has contributed to key development programs, including the 50cc Total Artificial Heart and next - generation pneumatic driver. He brings deep experience in engineering and device development to the role. Matt earned a Bachelor’s degree in Mechanical Engineering from Northern Arizona University Bernard was appointed Chief Financial Officer in November 2023. He brings over 30 years of finance and accounting experience. Before this role, he served as SynCardia’s Controller from February to November 2023. Bernard previously held leadership roles at Golden Vertex Corporation, Asarco LLC, Experis, Embraer Aero Seating Technologies, and Cancer Prevention Pharmaceuticals. He began his career at Deloitte and has worked in both the United States and Japan. A U.S. Army veteran, Bernard holds a bachelor’s degree from the University of Arizona, a master’s in Accountancy from the University of Phoenix, and an MBA from the Thunderbird School of Global Management. Source: SynCardia Systems, LLC

20 Years of Leadership: From First FDA Approval to Future Innovation - Proven Legacy in Total Artificial Hearts SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 9 FDA approves Companion C2 Driver FDA approves Freedom Driver FDA approves 50cc STAH US Patents covering fully implantable artificial hearts Patient Hospitalized Patient Mobile in Hospital Patient Mobile in Home Children & Small Adults Alternative to Heart Transplant 2004 2012 2014 2020 2024 FDA approves 70cc STAH First company to receive TAH approval by FDA Next Generation, driver - less STAH; may seek FDA approval in 2028 Notes: Approval years: 2004 – 70cc ventricles; 2012 – Companion C2 driver; 2014 – Freedom Portable Home driver; 2020 – 50cc STAH ventricles. The original CSS driver was used beginning in 2004 until the C2 driver was approved in 2012 Source: SynCardia Systems, LLC

SynCardia is Built to Scale: Here's Why SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 10 Leader in High - Demand Market We believe SynCardia is the leader in the total artificial heart market, addressing a global, multi - billion - dollar need where demand for donor hearts far exceeds supply Addresses Most Severe Patients Implantation with the STAH yields compelling results in an extremely high - risk patient population Market Validation Over 2,100 STAH implants performed to date with over 750 years of patient lives Competitive Advantage We believe regulatory and design barriers to entry, along with solid intellectual property, provide meaningful competitive advantages Reimbursed STAH is reimbursed in the U.S. under DRG001 by Medicare, Medicaid, and private insurances 1 Strong Expected Sales Growth We believe near - , mid - , and long - term value inflection points, including product label changes, next - generation product launches, and cost improvements will drive future growth (1) Reimbursement range: $203,560 to $478,942; reimbursement mean: $296,685) Source: SynCardia Systems, LLC

The Problem: Shortage of Donor Hearts Leaves Thousands Waiting SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 11 Demand for Donor Hearts Exceeds Supply 1 7,500+ Patients Waiting on Heart Transplant List (yearly, 2012 to 2022) 4,000+ Patients Added to Heart Transplant Waiting List (yearly, 2012 to 2022) Unmet Need: Significant Demand - Supply Imbalance With up to 300,000 Patients in Need of a Solution (1) Numbers shown are representative for the period from 2012 to 2022; Sources: OPTN/SRTR Annual Data Report 2022 (Heart) & SynCardia Systems, LLC

The Solution: The First FDA Approved Total Artificial Heart — Designed for Hospital and Home Use SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 12 Each patient is implanted with a pair of ventricles driven by either the Companion C2 Driver or the Freedom Home driver, depending upon the situation of the patient. The STAH is intended to replace a failing or failed human heart in patients with advanced stage heart failure and in need of a heart transplant The STAH is available in two sizes and comes with Hospital and Portable Home Drivers. Backpack - wearable device C2 Driver for Use in Hospital Freedom Driver for Home Use Total Artificial Heart Notes: Approval years: 2004 – 70cc ventricles; 2012 – Companion C2 driver; 2014 – Freedom Portable Home driver; 2020 – 50cc STAH ventricles. The original CSS driver was used beginning in 2004 until the C2 driver was approved in 2012 Source: SynCardia Systems, LLC

Survival Rate to transplantation (vs. 46% in control group) 1 79% Survival Rate at one year (vs. 31% in control group) 1 70% 75% Survival Rate at one year after heart transplant 2 Over 2,100 SynCardia Total Artificial Heart Implants 3 Over 7.5 Years Longest Living patient on the STAH 3 Clinically Validated: Peer - Reviewed Outcomes Demonstrate STAH Survival Advantage With Over 2,100 STAH Implants SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 13 Clinical Use USPs (1) Copeland JG et al.; N Engl J Med. 2004 Aug 26;351(9):859 - 67; Control group = matched with patients in the protocol group accordi ng to inclusion and exclusion criteria but who had not received any mechanical circulatory support. (2) Carrier, Michel et al.; The Journal of Heart and Lung Transplantation, Volume 40, Issue 3, 220 – 228 (3) SynCardia Systems LLC data Source: SynCardia Systems, LLC

Utilized by High Volume Transplant Centers Across the U.S. and Europe SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 14 Centers of Excellence 1 High Volume U.S. and European Hospitals are Using SynCardia The First and Only Commercially Available Total Artificial Heart in the U.S. & Canada (1) Center of Excellence ( CoE ): A high - standard transplant / heart failure center prioritized for STAH use, training, and collaboration. Selected for high - im pact case volume, clinical reputation, and data generation Source: SynCardia Systems, LLC

Lev’Veon’s Story: Courage, Innovation, and a Lifesaving First SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 15 Age: 10 years old Diagnosis: Myocarditis Implanted: September 6, 2024 Transplanted: September 30, 2024 24 days of Support on the STAH Mott Children’s Hospital First STAH Implant Sources: Mott Children’s Hospital & SynCardia Systems, LLC

From Implant to Advocacy: Empowering Lives with the STAH SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 16 Johnny is now the co - founder and CEO of Unique Beating Hearts • Unique Beating Hearts is a compassionate non - profit organization headquartered in California. • Provides group counseling assistance and support to individuals who have undergone the surgical implantation of a Total Artificial Heart (TAH) , while also recognizing the crucial role families and caregivers play in the recovery process. Johnny Lemucchi, 55 years old Diagnosis: Congenital Heart Failure Center: Cedars Sinai, Los Angeles Implanted: February 1, 2016 Transplanted: August 22, 2016 203 days of support on the STAH Extending Lifespan and Enhancing Quality of Life Sources: Unique Beating Hearts, Cedars - Sinai Heart Institute & SynCardia Systems, LLC

Near - Term Growth Drivers: Site Expansion, Education, Enhancing Access and Reimbursement SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 17 Protect existing transplant centers ; grow and acquire new centers Increase publications submissions, congress attendance Debunking common myths Secure new “ Centers of Excellence” 1 Grow social media presence Launch web - based education and training portal Improve pricing and reimbursement (Europe) Leverage Unique Beating Hearts (UBH) patient advocacy group 01 02 03 04 05 06 07 08 (1) Center of Excellence ( CoE ): A high - standard transplant / heart failure center prioritized for STAH use, training, and collaboration. Selected for high - im pact case volume, clinical reputation, and data generation Source: SynCardia Systems, LLC

Mid - Term Growth Drivers: Label Expansion and Approvals Set to Fuel U.S. and Global Commercial Momentum SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 18 Updated BTC Label (Expected 2Q26) Emperor Approval (Expected 2028) MDR CE - Mark (Expected 4Q26) Currently selling under derogation/ compassionate use NMPA Approval (Expected 4Q26) SynCardia Medical Beijing will produce and sell Source: SynCardia Systems, LLC

Long - Term Market Growth: Driven by R&D Pipeline and IP - Backed Innovation SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 19 2H28 1H28 2H27 1H27 2H26 1H26 2H25 1H25 Platform / Product May Seek FDA Approval of Fully Implantable STAH (Emperor) May Seek FDA Approval of Next Generation Pneumatic Technology Driver (Unicorn) Patents Covering Next Generation STAH 1 Two issued U.S. & one issued Chinese patent covering fully implantable artificial heart (“Emperor”) Patents Covering Current STAH System 2 Three issued U.S. Patents covering pneumatic driver technology and motor - related technology Twelve patent applications covering technical details of our drivers (1) US Patents: 11,918,798; 12,121,711 & China: CN 115279450 (2) US 7,811,318; US 8,070,455; US 8,021,422 & CAN 2,762,200 Source: SynCardia Systems, LLC

Decades of Clinical Leadership in BTT Patients: SynCardia’s Total Artificial Heart Outpaces Emerging Competitors SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 20 BiVACOR® TAH Carmat Aeson® SynCardia Total Artificial Heart Not approved (US EFS in progress) Not approved (US EFS being restarted) Approved Regulatory Status (US & Canada) Not approved CE Marked under MDD (MDR in progress) MDR re - applying Regulatory Status (EU) Very early : 6 implants and ~3.5 months longest support duration Limited: 108 implants and 25 months longest support duration Most extensive : Over 2,100 implants and over 7.5 years longest support duration Clinical Track Record Single size, larger profile & may not fit all patients 650g Single size (65cc), larger profile & may not fit all patients 900g 70cc / 50cc (two sizes), fits men, women, and children 250g Device Size & Weight Sources: Companies’ websites, press releases, annual or quarterly filings, conferences & SynCardia Systems LLC

STAH Growth Trajectory: Regional Mix and Sales 2022 – 2024 SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 21 $0 $1 $2 $3 $4 $5 - 5 10 15 20 25 30 2022 2023 2024 STAH Sales (Units) by Region vs. Total Sales ($MM) 1 2022 to 2024 US & Canada Europe ROW (2) Net Sales $3.7MM $4.9MM $4.5MM Units $MM Source: SynCardia Systems, LLC

Investment Drivers: Validated, Protected and Positioned for Growth SynCardia's products are approved for sale in the U.S. and Canada only. SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 22 Leader in High - Demand Market Capturing Demand Where Transplants Fall Short Addresses Most Severe Patients Delivering Proven Outcomes in High - Risk Patient Populations Market Validation Clinically Proven with Scale and Longevity Competitive Advantage Protected by IP, Powered by Barriers to Entry Reimbursed Covered by Major Payers in U.S. and Europe Strong Expected Sales Growth We Believe we are Poised for Growth Across Multiple Value Inflection Points Source: SynCardia Systems, LLC

Addresses Most Severe Patients Delivering Proven Outcomes in the Toughest Cases SynCardia Systems, LLC – a Picard Medical Company The STAH is approved for sale in the US and in Canada where it is indicated for use in cardiac transplant - eligible patients at risk of imminent death from biventricular failure. EU and international approvals are pending. For additional information and label information, to learn more visit us at www.syncardia.com. Medical Advice Disclaimer The information, including but not limited to, text, graphics, images, and other components contained in this material are for informational purposes only. No information in this material is intended to be a substitute for professional medical advice, diagnosis, or treatment. Always seek the advice of your physician or a qualified health care provider with any questions you may have regarding a medical condition. Never disregard professional medical advice or delay in seeking it because of information you have read in this material. “SynCardia Systems,” the SynCardia logo, “Giving the Gift of Time,” “Saving Lives, one Heart at a Time,” “Companion 2 Driver System,” and “Freedom Portable Driver System” are trademarks of SynCardia Systems, LLC. THANK YOU SynCardia Systems, LLC 1992 E. Silverlake Rd. Tucson, AZ 85713 | US +1 520 - 545 - 1234 | info@syncardia.com www.SynCardia.com SynCardia's products are approved for sale in the U.S. and Canada only . SynCarida Systems, LLC is a wholly owned subsidiary of Picard Medical Inc. © SynCardia Systems, LLC. All rights reserved. 23